EXHIBIT 99.1

                     Petition of the Company
                    against Billy Knollenberg,
                    et al., Case No. 98-28403

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                        NO.    98-028403
                           -------------------

NATIONAL EQUITIES HOLDINGS INC. :       IN THE DISTRICT CIVIL COURT
                                :
VS.                             :
                                :
BRADLEY KNOLLENBERG,            :       OF HARRIS COUNTY, T E X A S
ERIN OIL EXPLORATION INC.,      :
GULF MINERALS EXPLORATION,      :
BILLY KNOLLENBERG, AND          :
DORIS KNOLLENBERG               :        295th    JUDICIAL DISTRICT
                                :        -----



                  PLAINTIFF'S ORIGINAL PETITION

TO THE HONORABLE JUDGE OF SAID COURT:

     National Equities Holdings Inc., Plaintiff herein, files this its Plaintiff's Original Petition against and complaining of Erin Oil Exploration Inc., Gulf Minerals Exploration, also known as Knollenberg Gulf Minerals Family Limited Partnership, Billy Knollenberg, Bradley Knollenberg, and Doris Knollenberg. Defendants, and for cause of action would show the Court as follows:
              I.   PARTIES, JURISDICTION, AND VENUE.

     1. National Equities Holdings Inc. (hereinafter referred to only as "NEHI"), is a corporation, duly formed and existing under the laws of the State of Delaware, having its principal place of business in Houston, Harris County, Texas.
     2. Erin Oil Exploration Inc. ("Erin"), is a Texas corporation, existing under the laws of the State of Texas, having its principal place of business in Spring, Harris County, Texas. Erin may be served with process herein by serving Billy M. Knollenberg, its President, at 21818 North I-45, Spring, Texas 77373, or at 616 FM 1960 West, Suite 222, Houston, Texas 77090, or wherever else he may be found. Alternatively, Erin may be served by serving its Registered Agent, as named in

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the public records filed with the Texas Secretary of State, H. Dawson French, at
Two Energy Square, Suite 800, Dallas, Texas 75206. Gulf Minerals Exploration, also known as Knollenberg Gulf Minerals Family Limited Partnership, ("Gulf Minerals") is alleged upon information and belief to be a limited partnership existing under the laws of Texas, having its principal place of business in Spring, Harris County, Texas. Gulf Minerals may be served with process herein by serving Billy M. Knollenberg, its Registered Agent, as named in the public records filed with the Texas Secretary of State, at 21818 North I- 45, Spring, Texas 77373, or at 616 FM 1960 West, Suite 222, Houston, Texas 77090, or wherever else he may be found. Also upon information and belief, Knollenberg LLC is alleged to be the General Partner of Gulf Minerals and, according to the public records filed with the Texas Secretary of State, Billy M. Knollenberg is alleged to be the General Partner of Knollenberg LLC, and Gulf Minerals may also be served, if necessary, through Knollenberg LLC by serving Billy M. Knollenberg as its General Partner. Billy Knollenberg ("Knollenberg"), Bradley Knollenberg, and Doris Knollenberg are individuals residing in or around Spring, Harris County, Texas. All aforementioned Defendants may be served with citation at 21818 North Freeway, Spring, Texas 77373, or at 616 FM 1960 West, Suite 222, Houston, Texas 77090, or at such other place as they may be found. Any and all Defendants may be served by any person and means authorized by Rules 103 and 106, Texas rules of Civil Procedure. Alternatively, in the unlikely event that Erin or Gulf Minerals cannot be served as provided hereinabove, then they may be served through the Texas Secretary of State.

   3. All parties to this cause are residents of or domiciled in Harris County, Texas, and the transaction or transactions upon which this cause is based were made and performed here. Accordingly, this Court has jurisdiction over the parties and subject matter of this cause, and venue

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is proper in this County.

   4. This cause is brought under the statutes, laws, including common law, and principles of equity of the State of Texas. Any claims which NEHI might have against these Defendants under the statutes and laws of the United States of America, and the rules and regulations promulgated by one or more federal agencies, boards, or commissions, are expressly excluded from this cause.

                      II.  BACKGROUND FACTS.

   5. National Equities Holdings Inc. originally was formed under another name by filing original and/or amended articles of incorporation with the Secretary of State of Delaware. NEHI is authorized by such articles to issue 49,000,000 shares of common stock at $.001 par value.

   6. For a period of time during the existence of NEHI, Billy Knollenberg has been active in the business and financial affairs of the corporation. He has been, and still is, a significant shareholder, an officer, and a Director. Until February 1998, Billy Knollenberg was in de facto control of the corporation and used it for his, and his family's and other business ventures in which he was involved, personal gain and benefit. During this time, Knollenberg controlled the Board of Directors and ran this public corporation as if it were a privately held company. In November 1997, new shareholders by the name of Jack Chance, George Sutherland, Steve McLoughlin, and Feroze Viavara were admitted to the Board of Directors and then became managing officers of the corporation.

   7. Beginning in November 1997, however, when Jack Chance, George Sutherland, Steve McLoughlin, and Feroze Variava were admitted to the Board of Directors and then became


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1
NEHI, however, reserves the right to bring a seperate action under federal law in a court of competent jurisdiction within the federal judicial system.

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managing officers of the corporation, Billy Knollenberg's absolute control over the Board of Directors began to decline, and the new Directors began to learn just how and to what extent he had abused his office and breached his fiduciary duties to the corporation and mismanaged the business and financial affairs of the corporation. All the while, however, Knollenberg continued to misrepresent important facts and mislead the new Directors to the detriment of the corporation and all its shareholders. Although internal discovery is ongoing and by no means completed, the new officers have identified various abuses committed by Knollenberg and his family members, including Doris Knollenberg, his wife, and their son, Brad Knollenberg (sometimes hereinafter referred to jointly as "the Knollenberg Family").

  8. Among other things, the Knollenberg Family issued or caused the corporation to issue to themselves, and to Erin and Gulf Minerals, shares of stock in NEHI without paying any or adequate consideration for such shares. This is in violation of Delaware Law, the Law which governs the affairs of the corporation and the conduct of its Directors and officers. Only a full audit or accounting by a disinterested and qualified public accountant or auditor can reveal the extent of these wrongs. The corporation, however, seeks to cancel any and all invalidly issues shares.

  9. Furthermore, while he was in control of the corporation's Board, Knollenberg improperly caused the corporation to assume liability for over $2,700,000 in debentures previously issued by his private corporation, Erin Oil & Exploration. There was no or inadequate consideration for the transaction, however, and it, too, should be set aside and cancelled; alternatively, it should be rescinded because of Knollenberg's fraud against NEHI.

  10. Further still, shares of stock in NEHI were issued to the Knollenberg Family members for less than par value or for an unreasonably low and thus insufficient consideration in violation of

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Sections 152 and 153 of the Delaware Corporation Statutes. More specifically,
Plaintiff will show that Defendants were issued stock in return for certain oil and gas reserves valued at below par value or well below reasonable consideration for the stock. Knollenberg and others, including his Family, induced this transaction through certain misrepresentations and fraud as to the value of the oil and gas reserves. As stated, such shares should be cancelled.

  11. Only after being in office a reasonable amount of time did present officers of the Plaintiff discover or deduce information, including from the books and records of the corporation, indicating that Knollenberg, the Knollenberg Family, Erin, and Gulf Minerals own or possess shares of stock in the corporation which were obtained at below par value or well below reasonable consideration for the stock in violation of Sections 152 and 153 of the Delaware Corporation Statutes. Again, as stated, such shares should be cancelled.

  12. NEHI now has reason to believe that Knollenberg and his Family Members and the businesses they control, Erin and Gulf Minerals, are selling the stock to third persons who may or may not become holders in due course or bonafide purchasers. Additionally, they are selling the stock for less than its value, thus watering the stock to the detriment of all shareholders. Defendants are selling stock wrongfully issued to them as described elsewhere herein. Unless restrained and enjoined, they will continue to sell stock in violation of their duties and in violation of the law, and Plaintiff will have no adequate remedy at law to recover stock from bonafide purchasers. This has harmed Plaintiff and its shareholders, and will continue to do so. Accordingly, Plaintiff requests a temporary restraining order without notice, and a temporary and permanent injunction.

  13. Additionally, on February 26, 1998, current management of NEHI met with Knollenberg for the purpose of attempting in good faith to resolve certain outstanding issues or

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differences among them as to the business of the corporation. In doing so, current management relied upon information provided to them by Knollenberg, as well as relying upon the advice and counsel of Daniel Kirshbaum, the corporation's legal counsel for regulatory issues. In particular, they reasonably expected that Daniel Kirshbaum would render proper advice and competent professional representation to them, as managing officers of the corporation and to the corporation itself. As a result of that meeting, a written agreement dated February 26, 1998, was signed. Among other things, the written agreement purported to reassign liability for the Erin debentures to Erin and to make Doris Knollenberg and Brad Knollenberg Directors of the corporation. Daniel Kirshbaum was also named as some sort of advisory director. The entire meeting, however, and any actions taken therein or as a result thereof, is invalid. No notice was given to the shareholders of the corporation and the shareholders have not approved the new directors. Furthermore, the Erin debentures should never have been the liability of the corporation in the first place, so anything the corporation "gave" or "exchanged" in consideration for a release or reassignment of the debentures was done without any consideration and should be cancelled or set aside. The corporation has advised Knollenberg, Kirshbaum, and others that the bogus agreement is void.

  14. As a result of an ongoing dispute between current management and the Knollenbergs, the corporation has been unable to make and file appropriate, and accurate, financial disclosures to its shareholders and to the public. Current management cannot sign financial disclosures for a period which preexists their active involvement with the corporation unless they are assured of the accuracy thereof. Current management now has reason to question the independent judgment and loyalty of at least Daniel Kirshbaum, if not others, and will not be able to make or file required disclosures and reports until the accuracy thereof is assured.

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  15. As stated hereinabove, NEHI is continuing to conduct a thorough internal audit of the self-dealing business and other actions committed by Knollenberg, as well as members of his Family, against the best interests of the corporation and its shareholders. This includes replacing Daniel Kirshbaum and possibly the corporation's present auditing firm, as well. A thorough audit, however, must include discovery of the Defendants, and others, under the Texas Rules of Civil Procedure. Once such is concluded, or as intervening circumstances mandate, the corporation will amend this Petition to join and all other persons or entities who should be named as Defendants and any and all other causes of action under Texas law which may properly be brought before this Texas District Court.

  16. In addition to the cancellation of shares fraudulently issued to Knollenberg and the other Defendants, or which were issued in violation of Delaware Law, NEHI hereby sues all Defendants for wrongful conversion, breach of fiduciary duty, and it seeks a full accounting from the Defendants for all monies and assets of the corporation they wrongfully converted and/or usurped, as well as a judgment for damages as may be proved. Additionally, Knollenberg has shown himself to be unfit to hold the trusted and fiduciary position as Director of a public corporation, and he should be removed.

            III.  INJUNCTIVE RELIEF AND EXPEDITED DISCOVERY.

  17. Plaintiff will further show that it has no adequate remedy at law to correct the unlawful issuance of the shares made the subject of this suit. The relative positions of its shareholders have been reduced and altered by the issuance of certain shares to Defendants, whose ownership interest in Plaintiff corporation has been acquired without proper consideration. Further, the financial standing of National Equities Holdings Inc. does not reflect a true picture of the assets and capital
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accounts of Plaintiff as long as Defendants hold shares issued for less than the consideration prescribed by law. National Equities Holdings Inc. was and is at all times ready, willing, and able to return to Defendants the oil and gas reserves, as well as to do equity in all respects.

       WHEREFORE, PREMISES CONSIDERED, National Equities Holdings Inc. prays that the Defendants be served with process and ordered to appear and answer herein; that, thereafter, a temporary restraining order be issued without notice to Defendants, restraining Defendants, or their agents, servants, and employees, from directly or indirectly selling stock issued by National Equities Holdings Inc. until further order by this Court; that a hearing be set and, following a hearing, that a temporary injunction be issued, after notice to Defendants and an evidentiary hearing, enjoining Defendants, their agents, servants, and employees, directly or indirectly from selling stock issued by National Equities Holdings Inc. during the pendency of this action; that the temporary injunction be made final following the trial of this cause; that, upon trial hereof, the Court render its decree canceling National Equities Holdings Inc.'s shares found to have been improperly issued to Defendants, thereby cancelling and rescinding the issuance of such shares and declaring that Defendants have no rights or privileges, now or hereafter, with regard to such shares; that NEHI be awarded all damages, including prejudgment interest, and attorneys fees and costs herein; that, if necessary to effectuate his removal, Billy Knollenberg be removed as a Director of the corporation; and that it have such other and further relief, both general and special, at law or in equity, to which it may show itself justly entitled.

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                                   Respectfully submitted,

                                   GREENBERG, PEDEN,
                                   SIEGMYER & OSHMAN, P.C.



                                   By:_________________________________
                                       MICHAEL B. LEE
                                       State Bar No. 12129500
                                       ROGER B. GREENBERG
                                       State Bar No. 08390000
                                       12 Greenway Plaza 10th Floor
                                       Houston, Texas 77046
                                       (713) 627-2720
                                       (713) 627-7057 FAX

                                   ATTORNEYS FOR
                                   NATIONAL EQUITIES HOLDINGS INC.